Delta Apparel Reports FY12 Second Quarter and First Half Results
Revenue Increased 1% for Second Quarter and 8% for First Six Months
Earnings Negatively Affected by One-time Inventory Markdown

GREENVILLE, SC—January 26, 2012—Delta Apparel, Inc. (NYSE Amex: DLA) today reported that while revenue continued to grow in its fiscal 2012 second quarter and first half, earnings were negatively impacted by a one-time second quarter inventory markdown of $16.2 million.

The inventory markdown, previously announced, was necessitated by the unprecedented record high cotton costs combined with selling price discounts in the Company’s line of basic undecorated t-shirts. As a result of the markdown, the Company’s results for the remainder of fiscal 2012 in this business should be free from the effects of these high cotton prices flowing through cost of sales.

Sales for the second quarter ended December 31, 2011 totaled $105.5 million, up from the $104.7 million reported in the prior year’s second quarter. The Company had a net loss in the fiscal 2012 second quarter of $13.6 million, or $1.61 per share, compared with net income of $1.4 million, or $0.16 per diluted share, in the fiscal 2011 second quarter. The net loss was due primarily to the inventory markdown in the basics segment and lower than anticipated demand from retailers stemming from price increases on branded products necessitated by higher cotton costs.

For the first six months of fiscal 2012, sales increased approximately 8% to $229.0 million versus $212.6 million for the first six months of fiscal 2011. The Company had a net loss in the fiscal 2012 six month period of $9.2 million, or $1.09 per share, stemming from the second quarter loss partially offset by the record earnings that the Company reported in its 2012 first quarter. This compares to net income of $3.1 million, or $0.35 per diluted share, in the prior year six month period.

Branded Segment Review
Branded segment sales for the second quarter were $47.9 million, a slight decrease from prior year sales of $48.5 million. Vintage t-shirt sales were strong during the quarter, with double-digit sales growth over the prior year period, and Art Gun more than doubled sales during the quarter. The Salt Life® brand also experienced another good quarter with continuing geographic and sales-channel expansion. While increased pricing intended to offset higher cotton costs produced a greater than expected fall-off in volume for the branded segment and slightly lower margins overall, margins did improve in the Company’s Art Gun and Junkfood businesses.

Basics Segment Review
Second quarter 2012 sales in the basics segment increased to $57.6 million, a 2.4% increase over the prior year second quarter. The increase was due to a 36% improvement in the FunTees private label business driven by higher volume and pricing. The Company’s undecorated t-shirt business experienced lower volume on reduced selling prices, and elevated manufacturing costs due to the higher cotton prices. The second quarter inventory markdown should allow this business to operate in the third and fourth fiscal quarters without the negative effect of high cotton costs.

Robert W. Humphreys, Delta Apparel’s Chairman and Chief Executive Officer, commented that the Company is positioned for growth in the last half of fiscal 2012 due to the tough decisions that were made in the second quarter. He further commented, “Had we not taken the entire markdown in the second quarter, the Company would have had to deal with the impact of high cotton prices throughout the remainder of the year. We now can focus on growing our operations with the effect of this unprecedented increase in cotton prices behind us. In the second half of fiscal 2012, we currently expect revenue and earnings growth over the prior year. This should allow us to end fiscal 2012 on a positive note and position us to resume annual sales and earnings growth in fiscal 2013.”

Fiscal 2012 Guidance
Due to the effect of the inventory markdown and selling price discounts on the second quarter and first six months, the Company has reduced its fiscal year 2012 outlook for sales and earnings. For the fiscal year ending June 30, 2012, the Company anticipates net sales to be in the $480 to $500 million range and earnings to be in the range of $0.50 to $0.60 per diluted share.

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing (888) 293-6979. If calling from outside the United States, dial (719) 457-2702. Use confirmation number 4640928. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through February 26, 2012. To access the telephone replay, participants should dial toll-free (877) 870-5176. International callers can dial (858) 384-5517. The access code for the replay is 4640928.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and produces high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,200 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of raw material, transportation and energy prices and the availability of these products and services; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; significant interruptions in our distribution network or information systems; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; changes in the economic, political and social stability of our offshore locations; significant litigation in either domestic or international jurisdictions, the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact: Deborah Merrill
    Chief Financial Officer
    (864) 232-5200 x6620

Investor Relations Contact: Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net Sales	$105,486	$104,722	$229,009	$212,639
Cost of Goods Sold	105,345	82,844	197,613	164,851
Gross Profit	141	21,878	31,396	47,788

Selling, General and Administrative	20,182	20,076	44,744	42,971
Change in Fair Value of Contingent Consideration	—	(1,530)	—	(1,530)
Goodwill Impairment Charge	—	612	—	612
Other (Income) Expense, Net	(52)	95	(59)	152
Operating (Loss) Income	(19,989)	2,625	(13,289)	5,583

Interest Expense, Net	992	601	1,885	1,202

(Loss) Income Before (Benefit) Provision for Income Taxes	(20,981)	2,024	(15,174)	4,381

(Benefit) Provision for Income Taxes	(7,389)	608	(5,996)	1,315

Net (Loss) Income	$(13,592)	$1,416	$(9,178)	$3,066

Weighted Average Shares Outstanding
Basic	8,465	8,500	8,458	8,512
Diluted	8,465	8,756	8,458	8,769

Net (Loss) Income per Common Share
Basic	$(1.61)	$0.17	$(1.09)	$0.36
Diluted	$(1.61)	$0.16	$(1.09)	$0.35

		December 31, 2011	July 2, 2011	January 1, 2011

Current Assets
Cash		$355	$656	$270
Receivables, Net		51,389	76,821	53,179
Income Tax Receivable		6,736	—	1,362
Inventories, Net		182,917	159,209	144,373
Deferred Income Taxes		4,810	2,931	2,959
Other Assets		4,869	4,059	4,733
Total Current Assets		251,076	243,676	206,876

Noncurrent Assets
Property, Plant & Equipment, Net		39,427	39,756	39,021

Goodwill and Other Intangibles, Net	23,913	24,217	24,520
Other Noncurrent Assets	3,912	4,216	3,142
Total Noncurrent Assets	67,252	68,189	66,683

Total Assets	$318,328	$311,865	$273,559

Current Liabilities
Accounts Payable and Accrued Expenses	$62,142	$79,262	$58,181
Income Tax Payable	—	969	—
Current Portion of Long-Term Debt	3,286	2,799	5,718
Total Current Liabilities	65,428	83,030	63,899

Noncurrent Liabilities
Long-Term Debt	117,222	83,974	78,675
Deferred Income Taxes	3,583	2,877	2,417
Other Noncurrent Liabilities	147	19	48
Total Noncurrent Liabilities	120,952	86,870	81,140

Shareholders' Equity	131,948	141,965	128,520

Total Liabilities and Shareholders' Equity	$318,328	$311,865	$273,559